China Housing Announces New Land Acquisition

XI’AN, China, Nov. 28, 2011 -- China Housing & Land Development, Inc., (“China Housing” or the “Company,” NASDAQ: CHLN) today announced that the Company has signed an agreement with the local government to acquire a new land parcel in Ankang, China.

Located approximately 200 kilometers south of Xi’an in China’s Shanxi Province, Ankang is considered a Tier 4 city with a population exceeding three million people. China Housing paid a total of RMB82.4 million (approximately US$12.9 million), which was financed by internally generated funds, for the land use rights for the Ankang land parcel. The land parcel offers a total site area of approximately 74,819 square meters. The Company intends to develop middle income residential units on the site with an estimated gross floor area (“GFA”) of 261,867 square meters. The development period of the project is expected to begin in the first quarter of 2012 and is estimated to last approximately three years. The Company plans to start presales in the third quarter of 2012 and anticipates that this new development project will generate revenue of approximately RMB1.1 billion (US$171.9 million) over the life of the project.

Mr. Pingji Lu, the Chairman of China Housing, commented, “We are excited to expand our presence into the surrounding region with our land acquisition in Ankang. This new land acquisition represents an important step for the Company’s development plans outside of Xi’an. There is less competition and fewer building restrictions in many tier 3 and tier 4 cities in western China. Given that we develop high quality projects with unique designs, quality construction and we provide highly professional property management services, we see strong potential demand coming from such cities. While expected average selling prices (“ASPs”) in the surrounding tier 3 and 4 cities are typically lower than in Xi’an, development and marketing costs are lower as well, allowing us to maintain appropriate gross margin levels.”

“With this new project, we will have a total of six projects under construction in 2012 that can generate solid revenue and stable cash flow over the next three to five years. We continue to selectively evaluate new development projects in western China and believe that establishing a strategic presence within Xi’an and in surrounding areas reduces risk and bodes well for our growth and profit opportunities next year and beyond.”

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing is a leading developer of residential and commercial properties in northwest China. Since 1992, China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China.

China Housing is the first and only Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor Statement

This news release may contain forward-looking information about China Housing which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing’s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
+86 29 8258 2648 in Xi’an
chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi’an
jinglu@chldinc.com

Mr. Shuai Luo
Investor Relations
+86 29.8258.2632 in Xi’an
laurentluo@chldinc.com

Mr. Bill Zima, ICR
+1 646.308.1285 in United States
William.Zima@icrinc.com